Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

CONTACTS

Angie Craig Investor and Media Relations Tel 651 756 2191 acraig@sjm.com	J.C. Weigelt Investor Relations Tel 651 756 4347 jweigelt@sjm.com

St. Jude Medical Reports Third Quarter 2010 Results

•         Total revenue grew 8% year-over-year constant currency

•         Adjusted Non-GAAP EPS of $0.72 grew 22%

•         Implantable cardioverter defibrillator (ICD) sales were up 14% year-over-year constant currency

•         Company is raising its guidance for earnings per share for the full year

ST. PAUL, Minn. – October 20, 2010 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the third quarter ended October 2, 2010.

Third Quarter Sales

The Company reported net sales of $1.240 billion in the third quarter of 2010, an increase of 7 percent compared with the $1.160 billion in the third quarter of 2009. Revenue for the third quarter increased 8 percent after adjusting for the impact of foreign currency. Foreign currency translation comparisons decreased third quarter sales by approximately $10 million.

Commenting on the Company’s results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “Our third quarter results reinforce our conviction that our growth program is on track and that St. Jude Medical is well positioned to continue growing long term at a superior rate. We now have raised our 2010 EPS guidance range for the third time in three quarters. We have good momentum as we prepare to finish up the year and look to 2011.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include ICD and pacemaker products, were $738 million for the third quarter of 2010, a 7 percent increase compared with the third quarter of 2009. On a currency neutral basis, total CRM sales grew 8 percent over the comparable quarter in 2009.

Of that total, ICD product sales were $439 million in the third quarter, a 13 percent increase compared with the third quarter of 2009. ICD revenue grew 14 percent after adjusting for the impact of foreign currency.

Third quarter pacemaker sales were $299 million, consistent with the third quarter of 2009 on a reported and constant currency basis.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Atrial Fibrillation (AF)

AF product sales for the third quarter of 2010 totaled $169 million, an 8 percent increase over the third quarter of 2009. On a currency neutral basis, total AF sales grew 9 percent over the comparable quarter in 2009.

Neuromodulation

Neuromodulation product sales were $93 million in the third quarter of 2010, up 11 percent from the comparable quarter of 2009 on a reported and constant currency basis.

Cardiovascular

Total cardiovascular sales, which primarily include vascular closure and heart valve products, were $240 million for the third quarter of 2010, a 4 percent increase over the third quarter of 2009 on a reported and constant currency basis.

Sales of vascular closure products in the third quarter of 2010 were $86 million.

Heart valve product sales for the third quarter of 2010 were $78 million.

Third Quarter Earnings Results

In the third quarter, the Company recorded after-tax charges of $11 million, or $0.03 per diluted share, related primarily to closing and other costs associated with the acquisition of LightLab Imaging, Inc. and recorded $12 million, or $0.04 per diluted share, of in-process research and development expenses related to the acquisition of certain pre-development technology assets.

Including these items, reported net earnings for the third quarter of 2010 were $208 million, or $0.63 per share. This compares to reported net earnings for the third quarter of 2009 of $167 million or $0.48 per share.

In accordance with GAAP, reported net earnings for the third quarter 2010 do not include any benefit from the research and development tax credit, which has yet to be extended for 2010. Including the benefit of this adjustment and excluding the third quarter charges, adjusted net earnings for the third quarter of 2010 were $238 million, or $0.72 per diluted share.  A reconciliation of the Company’s non-GAAP adjusted net earnings per share to the Company’s GAAP net earnings per share is provided in the schedule at the end of the press release.

Fourth Quarter and Full-Year 2010 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the fourth quarter by product category and update its expectations related to full-year earnings per share.

The Company expects its consolidated adjusted net earnings for the fourth quarter of 2010 to be in the range of $0.72 to $0.74 per diluted share and for full-year 2010 consolidated adjusted net earnings to be in the range of $2.98 to $3.00 per diluted share, a $0.09 increase on the top end of the guidance from the full-year 2010 guidance we gave during our second quarter earnings call. A reconciliation of the Company’s quarterly and annual guidance is provided in the schedule below.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, acquisition-related charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, acquisitions, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s third quarter 2010 earnings call can be heard live today beginning at 7 a.m. CDT (also archived for 90 days) on the Investor Relations section of our website sjm.com.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions, risks related to the Company's proposed acquisition of AGA Medical Holdings and other factors beyond the Company's control and the risk factors and other cautionary statements described in the Company's filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2010. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Summary of Third Quarter 2010 Sales

Quarter Ended 10/2/10 (dollars in millions)	Sales	Reported % Change vs. 3Q09
Total Sales	$1,240	7%
Total International Sales	$582
Total U.S. Sales	$658
Worldwide Cardiac Rhythm Management	$738	7%
International Cardiac Rhythm Management	$320
U.S. Cardiac Rhythm Management	$418
Worldwide ICD	$439	13%
International ICD	$155
U.S. ICD	$284
Worldwide Pacemakers	$299	0%
International Pacemakers	$165
U.S. Pacemakers	$134
Worldwide Atrial Fibrillation	$169	8%
International Atrial Fibrillation	$97
U.S. Atrial Fibrillation	$72
Worldwide Cardiovascular	$240	4%
International Cardiovascular	$149
U.S. Cardiovascular	$91
Worldwide Neuromodulation	$93	11%
International Neuromodulation	$16
U.S. Neuromodulation	$77

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended				Nine Months Ended

	October 2, 2010		October 3, 2009		October 2, 2010		October 3, 2009
Net sales	$1,239,905		$1,159,606		$3,814,370		$3,477,811
Cost of sales
Cost of sales before special charges	339,819		299,670		1,006,290		899,709
Special charges	0		6,061		0		6,061
Total cost of sales	339,819		305,731		1,006,290		905,770
Gross profit	900,086		853,875		2,808,080		2,572,041

Selling, general & administrative expense	438,723		427,227		1,329,623		1,276,071
Research & development expense	150,135		142,224		456,469		424,627
Purchased R & D	12,244		0		12,244		0
Special charges	0		42,394		0		42,394
Operating profit	298,984		242,030		1,009,744		828,949
Other income (expense), net	(11,111)		(23,594)		(51,657)		(35,867)
Earnings before income taxes	287,873		218,436		958,087		793,082
Income tax expense	79,488		51,501		257,095		205,506
Net earnings	$208,385		$166,935		$700,992		$587,576

Adjusted net earnings (Non-GAAP)	$237,637	(1)	$203,989	(2)	$743,649	(3)	$624,630	(4)

Diluted net earnings per share	$0.63		$0.48		$2.13		$1.69
Adjusted diluted net earnings per share (Non-GAAP)	$0.72	(1)	$0.59	(2)	$2.26	(3)	$1.79	(4)

Weighted average shares outstanding- diluted	329,927		344,298		329,101		348,242

(1)

Third quarter 2010 adjusted net earnings and adjusted diluted net earnings per share exclude after-tax charges of $10,714 or $0.03 per share, related primarily to closing and other costs associated with the Company's acquisition of LightLab Imaging, Inc.  The associated pre-tax amount of $14,635 was recorded to Cost of sales ($1,700) and SG&A expense ($12,935).

Third quarter 2010 adjusted net earnings and adjusted diluted net earnings per share exclude $12,244 or $0.04 per share, of in-process research and development expenses related to the acquisition of certain pre-development technology assets.

Third quarter 2010 adjusted net earnings and adjusted diluted net earnings per share include $6,294 of income tax benefit, or $0.02 per share, related to the expected benefit from the federal research and development tax credit not yet extended for 2010.

(2)

Third quarter 2009 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items totaling $37,054 or $.11 per share:

-$31,867 charges, or $0.09 per share, primarily related to employee termination costs related to continuing efforts to improve sales and and sales support productivity as well as to streamline manufacturing operations.

-$5,187 impairment charges, or $0.02 per share, related to a decline in the fair values of strategic cost investments that are not considered temporary. The associated pre-tax amount of $8,300 was recorded to other income (expense).

(3)

First nine months 2010 adjusted net earnings and adjusted diluted net earnings per share exclude after-tax charges of $10,714 or $0.03 per share, related primarily to closing and other costs associated with the Company's acquisition of LightLab Imaging, Inc.  The associated pre-tax amount of $14,635 was recorded to Cost of sales ($1,700) and SG&A expense ($12,935).

First nine months 2010 adjusted net earnings and adjusted diluted net earnings per share exclude $12,244 or $0.04 per share, of in-process research and development expenses related to the acquisition of certain pre-development technology assets.

First nine months 2010 adjusted net earnings and adjusted diluted net earnings per share include $19,699 of income tax benefit, or $0.06 per share, related to the expected benefit from the federal research and development tax credit not yet extended for 2010.

(4)

First nine months 2009 adjusted net earnings and adjusted diluted net earnings per share exclude the following after-tax items totaling $37,054 or $.10 per share:

-$31,867 charges, or $0.09 per share, primarily related to employee termination costs related to continuing efforts to improve sales and and sales support productivity as well as to streamline manufacturing operations.

-$5,187 impairment charges, or $0.01 per share, related to a decline in the fair values of strategic cost investments that are not considered temporary. The associated pre-tax amount of $8,300 was recorded to other income (expense).

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	October 2, 2010	January 2, 2010
Cash and cash equivalents	$851,614	$392,927
Accounts receivable, net	1,261,414	1,170,579
Inventories	688,657	659,960
Other current assets	415,827	336,740
Property, plant & equipment, net	1,257,229	1,153,086
Goodwill	2,075,620	2,005,851
Other intangible assets, net	469,550	456,142
Other assets	365,375	250,526
Total assets	$7,385,286	$6,425,811

Current debt obligations	$0	$334,787
Other current liabilities	730,217	732,526
Long-term debt	1,988,266	1,587,615
Deferred income taxes, net	120,831	132,392
Long-term other liabilities	355,336	314,940
Total equity	4,190,636	3,323,551
Total liabilities & equity	$7,385,286	$6,425,811

2010 Earnings Guidance Reconciliation

	Fourth Quarter 2010		Full Year 2010

Estimated 2010 diluted net earnings per share	$ 0.64 - $ 0.68		$ 2.77 - $ 2.81
Estimated 2010 adjusted diluted net earnings per share (Non-GAAP)	$ 0.72 - $ 0.74	(5)	$ 2.98 - $ 3.00	(5)

(5)

The federal research and development tax credit has not yet been extended for 2010.  The Company's above estimated 2010 adjusted diluted net earnings per share (Non-GAAP) assumes that the tax credit will be approved retroactive to January 1, 2010.  Additionally, estimated adjusted diluted net earnings per share exclude charges of $0.04 - $0.06 related primarily to closing and other costs expected to be incurred in connection with the previously announced acquisition of AGA Medical Holdings, Inc.